Exhibit 10.1

[Tri Counties Bank Letterhead]

Glenn C. Hunter Senior Vice President, Chief Human Resources Officer

November 2, 2016

REVISED

Mr. John S. Fleshood

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Dear John:

On behalf of Tri Counties Bank (the “Bank”), I am pleased to confirm our offer of employment to you for the position of Executive Vice President, Chief Operating Officer. The Executive Vice President title is subject to approval of the Board of Directors and will be placed on the agenda of the next scheduled Board Meeting following your reporting date. The position is located in the Chico market, and reports to Rick Smith, President and Chief Executive Officer. Your anticipated start date will be Monday, December 5th, 2016, unless an alternative date is mutually agreed to, and is contingent on completion and receipt by the Bank of a satisfactory background check.

John, your annual base salary will be $400,000.00. Additionally, you will be eligible for a target bonus opportunity of up to 40% of base salary. For 2016, you will receive a sign-on bonus of $123,000.00 to compensate you for your 2016 bonus at your current employer, and any bonus incentive that you might otherwise be due and eligible for with Tri Counties. Your awards for 2017 and future years will be based on achievement of personal and organizational goals including bank performance. Additional specific metrics and objectives are to be established by you and Rick Smith.

As a part of your relocation to Chico, CA, you will be eligible for moving expense reimbursement of up to $50,000.00 for reasonable and customary expenses directly associated with your move. Inclusive in this relocation allowance, you will also be eligible for reimbursement of temporary housing expenses for a period of 90 days following your start date. All expense reimbursements will be based on approved receipts, and you will be eligible for reimbursement of your relocation expenses for a period of 90 days following the start of your employment.

You will also be eligible to participate in the Bank’s Restricted Stock Unit (RSU) program, subject to Board approval, at a target of 40% of your base salary. An overview of the RSU Program has previously been forwarded to you for your information; it is titled: “RSU and PSU Essentials”.

John, you will also be eligible to participate in a New Hire Long Term Equity Incentive Program that commences with the start of your employment. The term of this program is four years, and you will receive an award of 9,822 time-based Restricted Stock Units (RSUs). Vesting of the RSUs will take place in equal installments of twenty-five percent (25%) on of the first four anniversaries of your employment. You must be on the job on the date of your anniversaries for vesting to occur. You will be provided a more detailed document on this Plan following the start of your employment. Participation in this Plan is also subject to Board approval.

In the event your employment is terminated within the first twelve months of your start date for a reason other than cause, you will be eligible for a severance payment equal to one year’s base salary if you execute and do not revoke a Severance and Release Agreement.

You will receive a car allowance of $500.00 per month, and reimbursement for other reasonable out of pocket expenses including $0.175 per mile, incurred in the performance of official Bank business.

Additionally, the Bank will initiate a Change of Control Agreement consistent with that of other bank executives. The Agreement will be effective upon your employment with the Bank.

John, as an employee, you will be eligible to receive certain employee benefits, including four weeks’ vacation, holidays, participation in the Bank’s medical, dental and vision plans, and participation in the Bank’s Executive Deferred Compensation Plan, and other benefits available to similarly situated executive management. The exact accrual for year 2016 vacation benefit will be determined by your reporting date. Additionally, you will be eligible to participate in the Bank’s ESOP and 401(k) Plans based on the eligibility criteria of those Plans. A summary of the Bank’s benefit plans will be forwarded to you, and your group insurance benefits will be effective on your first day of employment. Should you have any questions about any of the plans outlined in that document, please contact Marilyn Kirklin at 530-898-0300, ext. 88717. You should be aware that the Bank may modify benefit plans, job titles and salaries, bonuses, commissions and incentives from time to time as it deems necessary or appropriate.

As a Tri Counties Bank employee, you will be expected to comply with our policies and procedures, acknowledge in writing that you have read the handbook, and will comply with sections that, among other things, prohibit the unauthorized disclosure of Tri Counties Bank’s proprietary information. By making this offer, the Bank does not wish to receive or obtain the benefit of any trade secrets or confidential information of any of your former employers. Accordingly, the Bank cautions you not to disclose any trade secrets or confidential information of any former employer to anyone at Tri Counties Bank, nor to use any such trade secrets or confidential information for the benefit of the Bank. The Bank further cautions you not to bring with you any originals or copies of papers, documents, notes, or other materials, whether stored electronically or otherwise, which belong to any former employer or which contain any trade secrets or confidential information of any former employer.

Upon acceptance of the Bank’s offer of employment, you will need to initiate the process for your background check. These forms will be overnighted to you. There will be a card you will need to take with you to your fingerprinting appointment. Please schedule your appointment at the local Police or Sheriff’s Department as soon as possible to prevent delay of your new hire process. Please return your completed card in the addressed manila envelope to LexisNexis Screening Solutions by Overnight Mail. Per their instructions, please do not bend the card. The Bank will reimburse you for charges incurred in mailing.

As previously noted, the Bank reserves the right to conduct background investigations and/or reference checks on all of its potential employees.

For purposes of federal immigration law, you will be required to provide to the Bank documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

The Bank is excited about your joining and looks forward to a mutually beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Tri Counties Bank is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Bank is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Please indicate your official acceptance of this offer by signing and scanning this offer letter, and returning it via e-mail no later than the close of business (5:00 pm PST) on Thursday, November 3, 2016. Alternatively you may fax a copy to me at (530) 898-0308.

John, congratulations! We are very pleased that you will be joining the growing and dynamic Tri Counties Bank team. This is an exciting time at the Bank and we are confident that your efforts will result in a meaningful contribution to the performance of Tri Counties Bank, and that you will enjoy a rewarding employment experience.

Sincerely,

/s/ Glenn C. Hunter

Glenn C. Hunter

Senior Vice President

Chief Human Resources Officer

Signature of Acceptance:     /s/ John S. Fleshood                             Date:       11/3/2016

cc:	Rick Smith
Marilyn Kirklin